Exhibit 23.3

To Whom It May Concern:

We consent to the use of our report dated March 10, 2025, relating to the financial statements of Quality Industrial Corp. as of and for the years ended December 31, 2023 and 2022, incorporated herein by reference.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
November 21, 2025